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                                                                   EXHIBIT 10.03



                                                                   March 8, 2000


Ms. Gail Hamilton
512 River Hills Road
Austin, Texas 78733

Fax: (512) 327-7985

Dear Gail,

As per our earlier discussion with John Thompson, here is the promised letter.

On behalf of Symantec Corporation, I am pleased to offer you employment as Senior Vice President of Symantec's Enterprise Solutions Division. In this position you will report directly to John Thompson, CEO, President and Chairman of the Board of Directors. This position will be located in our Cupertino offices. Your starting base salary will be $400,000 annually, and you will be eligible for an annual focal review, provided that this base salary may not be reduced during your employment. At this rate of compensation, you would be eligible, at 100% of company and individual performance, to an additional 60% of annual base salary, which would bring your total target annual cash to $640,000. You will be guaranteed one half of your first year's bonus ($120,000).

In addition, Symantec will pay to you a one-time hire-on bonus in the amount of $100,000 (less withholding allowances) payable within thirty days after you begin employment with us. If you voluntarily terminate employment with Symantec prior to completing one year of service, you will be required to reimburse Symantec a prorated share of the total hire-on bonus.

Symantec will also rent for you a furnished apartment within driving distance of the Cupertino offices. This apartment will be of the same standard as was rented for John Thompson when he relocated to the area, and will be provided to you throughout the term of your employment. Symantec will also pay reasonable moving expenses that you incur as a result of moving to this apartment.

Symantec will also lease for you a new automobile, of up to $75,000 in value, on a three year lease. You will continue to participate in the Symantec Executive Vehicle Policy to the same extent as all other Symantec Management Committee Members.

Symantec will also provide for you $1,600,000 in life insurance coverage.

In the event that your employment is terminated without cause, then, subject to the conditions of this letter, you will be paid severance in an amount equal to twelve months of your base salary at that time, net of tax withholding. For the purposes of this agreement, "Cause" shall mean (i) an intentional tort (excluding any tort relating to a motor vehicle) which causes loss, damage or injury to the property or reputation of Symantec or its subsidiaries; (ii) any crime or act of fraud or dishonesty against Symantec or its subsidiaries; (iii) the commission of a felony; (iv) habitual neglect of duties which is not cured within ten (10) days after notice thereof by the President of Symantec to you,
(v) the disregard of the written policies of Symantec or its subsidiaries which causes loss, damage or injury to the property or reputation of Symantec or its subsidiaries which is not cured within ten (10) days after notice of such neglect by the President of Symantec to you; (vi) or any material breach of your ongoing obligation not to disclose confidential information, and not to assign intellectual property developed during employment. The payment of the severance amount specified above is conditioned upon your signing and returning a release of claims against Symantec, and not withdrawing said release of claims within the period specified therein. The offer of severance contained in this letter supercedes all other severance arrangements and policies otherwise applicable. Except as set forth herein, all other aspects



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of your compensation and employment, including the terms of your stock option agreements, remain unchanged.

As a member of Symantec's Management Committee, you will be eligible to participate in a wide variety of executive benefit plans including the Variable Compensation Plan, 423 Stock Purchase Plan, matching 401(k) savings and investment plan, health insurance and many other benefits. You also will be entitled to investment and tax preparation service and a non-qualified deferred compensation plan (NQDCP).

You will be granted an option to purchase 150,000 shares of Symantec's common stock under our 1996 Stock Option Plan. Of such options, the maximum number permitted under the Internal Revenue Code will be Incentive Stock Options (the exact number of which will be a function of the stock price at the time of the option grant) and the balance will be Non-qualified Stock Options. The price of the stock will be the closing price of the Company's Common Stock on the Nasdaq National Market on the last trading day prior to the option grant date, as reported in The Wall Street Journal. The option grant date will be your first date of employment. The option will vest over a four-year period starting from your date of hire, at the rate of 25% of the option at the end of your first year of employment and on a monthly basis thereafter.

Attached is an Employment Agreement that must be signed and returned with your signed offer letter. This Agreement must be signed before you start work at Symantec. It requires that you hold in confidence any proprietary information received as an employee of Symantec and to assign to us any inventions that you make while employed by Symantec. We wish to impress upon you that we do not wish you to bring with you any confidential or proprietary material of any former employer or to violate any other obligation to your former employers, and that the Agreement that you will be asked to sign contains a representation by you that you have not brought nor will you use any such material at Symantec.

This letter does not constitute a contract of employment for any specific period of time but will create an "employment at will" relationship. This means that the employment relationship may be terminated by either party for any reason at any time. Any statements or representations to the contrary (and, indeed any statements contradicting any provisions of this letter) should be regarded by you as ineffective. Participation in any of Symantec's stock option or benefit programs is not to be regarded as assurance of continued employment for any particular period of time.

Please note that to comply with regulations adopted in the Immigration Reform and Control Act of 1986 (IRCA), we require that you present documentation demonstrating that you have the authorization to work in the United States on your first working day. If you have any questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, please contact me.

Please confirm your acceptance of this offer by signing this letter in the space indicated and returning it to my attention in the enclosed envelope and faxing your acceptance to fax no. (408) 864-2485 no later than close of business, March 10, 2000.

Gail, I sincerely hope that you will accept this offer and join us in building the future here at Symantec. I really look forward to working with you!

Sincerely,


Rebecca A. Ranninger
Senior Vice President, Human Resources

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I accept the offer of employment stated in this letter, and expect to commence employment on _______________, 2000.


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Signature                               Date